Exhibit 10.1

FIRST AMENDMENT

TO

CONAGRA FOODS, INC. 2014 STOCK PLAN

WHEREAS Conagra Brands, Inc., formerly known as ConAgra Foods, Inc. (the “Company”) sponsors the ConAgra Foods, Inc. 2014 Stock Plan (the “Plan”);

WHEREAS, the Company, by action of the Board of Directors of the Company (the “Board”), subject to certain limitations, has the authority, pursuant to Section 10.1 of the Plan, to amend the Plan from time to time in its discretion;

WHEREAS, pursuant to Section 4.3 of the Plan, the Human Resources Committee of the Board (the “Committee”) generally administers the Plan and has the authority to prescribe and amend rules and regulations relating to the Plan, and make determinations necessary for the administration of the Plan;

WHEREAS, pursuant to Section 5.5 of the Plan, the Committee is required to make certain equitable adjustments to the Plan in connection with certain corporate transactions, including certain spin-off transactions; and

WHEREAS, the Committee has recommended, and the Board desires to approve, an amendment to the Plan to: (1) revise its provisions regarding tax withholding; (2) memorialize certain equitable adjustments to the Plan approved by the Committee in connection with the completed spin-off of the Company’s Lamb Weston business; and (3) reflect the Company’s recent name change.

NOW, THEREFORE, the Plan is amended, effective as of the dates set forth herein, in the following respects (the “First Amendment”):

1. Section 1.1 of the Plan is amended and replaced in its entirety, effective December 11, 2017, to read as follows: “1.1 Name. The name of the plan shall be the Conagra Brands, Inc. 2014 Stock Plan (the ‘Plan’).” Further, all other references to “ConAgra Foods, Inc.” in the Plan will mean, effective December 11, 2017, “Conagra Brands, Inc.” unless the context clearly requires a different meaning.

2. Section 5.1 of the Plan is amended and replaced in its entirety, effective December 11, 2017, to read as follows:

“5.1 Number. Subject to the provisions of Sections 5.4 and 5.5, the number of shares of Stock subject to Awards under the Plan may not exceed (a) 40,307,503 shares of Stock (less one share of Stock for every share of Stock subject to awards granted after July 28, 2014 under the 2009 Plan, provided that no awards may be granted under the 2009 Plan after the effective date of the Plan), plus (b) any shares of Stock subject to an outstanding award under the Predecessor Plans that for any reason after July 28, 2014 is cancelled, terminates, lapses, expires, is forfeited, becomes unexercisable for any other reason or is settled for cash (in whole or in part) to the extent of such cancellation, termination, lapse, expiration, forfeiture, unexercisability or cash settlement; provided, however, that the following shares of Stock subject to an award under the Predecessor Plans may not again be made available for issuance of Awards under the Plan: (x) shares used to pay the exercise price of an outstanding award, (y) shares used to pay withholding taxes related to an outstanding stock option or SAR award, or (z) shares not issued or delivered as a result of the net settlement of an outstanding SAR; provided, further, however, that in the event withholding tax liabilities arising from an outstanding award under the Predecessor Plans other than a stock option or SAR are satisfied after July 28, 2014 by the tendering of shares (either actually or by attestation) or by the withholding of shares by the Company, the shares so tendered or withheld shall again be available for Awards under the Plan, but only to the extent such withholding tax liabilities do not exceed minimum amounts of taxes required to be withheld; provided, however, that such recycling of shares for tax withholding purposes is limited to 10 years from the date of stockholder approval of the Plan if such recycling involves shares that have actually been issued by the Company. In the event that the Company repurchases shares with Option proceeds or proceeds from stock option exercises under a Predecessor Plan, such shares will not be added to the limit described above. The shares to be delivered under the Plan may consist, in whole or in part, of treasury Stock or authorized but unissued Stock, not reserved for any other purpose.”

3. Section 5.2 of the Plan is amended and replaced in its entirety, effective December 11, 2017, to read as follows:

“5.2 Limit on Incentive Stock Options. Notwithstanding anything in this Section 5, or elsewhere in this Plan, to the contrary and subject to adjustment as provided in Section 5.5 of this Plan, the aggregate number of shares of Stock actually issued or transferred by the Company upon the exercise of Incentive Stock Options will not exceed 40,307,503.”

4. Section 5.3(a) of the Plan is amended and replaced in its entirety, effective December 11, 2017, to read as follows:

“(a)	The maximum number of shares of Stock that may be subject to Awards granted to any one Participant in any fiscal year under the Plan is 4,030,750.”

5. Section 5.4 of the Plan is amended and replaced in its entirety, effective December 11, 2017, to read as follows:

“5.4 Cancelled, Terminated, Forfeited or Surrendered Awards. Any shares of Stock subject to an Award that for any reason is cancelled, is terminated, lapses, expires, is forfeited, becomes unexercisable for any other reason or is settled for cash (in whole or in part) will, to the extent of such cancellation, termination, lapse, expiration, forfeiture, unexercisability or cash settlement, again be available for Awards under the Plan; provided, however, that the following shares of Stock may not again be made available for issuance of Awards under the Plan: (a) shares used to pay the exercise price of an outstanding Award, (b) shares used to pay withholding taxes related to an outstanding Option or SAR Award, or (c) shares not issued or delivered as a result of the net settlement of an outstanding SAR. In the event withholding tax liabilities arising from an Award other than an Option or SAR are satisfied by the tendering of shares (either actually or by attestation) or by the withholding of shares by the Company, the shares so tendered or withheld shall again be available for Awards under the Plan, but only to the extent such withholding tax liabilities do not exceed minimum amounts of taxes required to be withheld; provided, however, that such recycling of shares for tax withholding purposes is limited to 10 years from the date of stockholder approval of the Plan if such recycling involves shares that have actually been issued by the Company.”

6. The third sentence of Section 7.1 of the Plan is amended and replaced in its entirety, effective December 11, 2017, to read as follows:

“Subject to adjustment as provided in Section 5.5 of this Plan, the maximum number of shares of Stock with respect to which Awards may be granted to any one Participant who is an Eligible Director in any fiscal year under the Plan is 53,743.”

7. Solely with respect to Awards granted under the Plan on or after December 11, 2017, Section 11.4 of the Plan is amended and replaced in its entirety, effective December 11, 2017, to read as follows:

“11.4 Tax Withholding. The Company shall have the power to withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy all withholding tax requirements on any Award under the Plan, and the Company may defer issuance of Stock until such requirements are satisfied. Unless not permitted by the Committee at the time of the grant of an Award, a Participant may elect, subject to such conditions as the Committee shall impose, including conditions and restrictions intended to comply with securities laws and any Company policies regarding trading in securities, to satisfy any tax withholding (a) by having shares of Stock otherwise issuable under the Plan withheld by the Company or by delivering to the Company previously acquired shares of Stock, in each case having a Fair Market Value sufficient to satisfy all or part of the Participant’s statutory minimum applicable withholding tax obligation associated with the transaction, or (b) by remitting cash or a check. Subject to any rules established by the Company, the Participant may engage in additional tax withholding above the statutory minimum applicable withholding requirements, up to the maximum amount permissible regarding the Award, in accordance with applicable law, provided that (x) such additional tax withholding is specifically authorized by the Committee, (y) such additional tax withholding does not cause adverse accounting consequences for the Company, and (z) the total amount withheld does not exceed the Participant’s estimated tax obligations attributable to such transaction.”

8. Except as amended by this First Amendment, the Plan shall remain in full force and effect. Capitalized terms used but not defined in this First Amendment have the respective meanings ascribed thereto in the Plan.

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IN WITNESS WHEREOF, the Company has caused this First Amendment to be executed on its behalf, by its officer duly authorized, this 15th day of December, 2017.

CONAGRA BRANDS, INC.

By:	/s/ Ryan Egan
Name: Ryan Egan
Title: Vice President, Human Resources